Exhibit 10.1

The TriMas
Incentive Compensation Plan

TriMas Corporation is committed to ensuring that our total compensation program is consistent with market competitive pay practices, while providing opportunities to attract and retain excellent performers essential to our business success. As a component of your total compensation, the Incentive Compensation Plan (“ICP” or the “Plan”), a discretionary bonus plan, works to support our overall business objectives by aligning individual goals with the goals of shareholders and focusing attention on the key measures of success.  This plan is designed to reward achievement of key business goals and individual performance based on your contributions.

Participation

The ICP Committee identifies the specific positions that are eligible for participation in the plan.  The ICP Committee consists of the CEO, CFO and Corporate HR Director of TriMas.  In general, the Committee will award eligibility to SBU leadership, facility leadership and their direct reports (depending on size of the operation), in addition to corporate leadership.

Performance Measures

Performance measures have been designed for each Strategic Business Unit (SBU) and TriMas Corporate participants.  Each SBU participant will be rewarded based on the participant’s SBU’s specific performance in the areas of sales/profitability, cash flow from operations, inventory turns and % of new products/market sales, as well as achievement of personal objectives during the year.

TriMas Corporate participants will be rewarded based on total TriMas performance in measures related to sales/profitability, leverage/liquidity, earnings per share, return on net tangible assets and personal objectives during the year.

Each year, baseline performance levels for the measures will be established through the business planning process and then adjusted to better reflect the upcoming year’s goals and objectives.  Definitions of the SBU and TriMas Corporate component performance measures are set forth in the attached appendix.

ICP Steps – Beginning of the Year

At the beginning of each year, we go through the following five steps:

Beginning of Year – Step 1:  Determine Your Target Incentive Award

As part of the total compensation package, your Target Incentive Award will be reviewed at the beginning of each TriMas fiscal year.  The centerpoint for your Target Incentive Award is based on your position and scope of responsibility.  The centerpoint amount is subject to change based on approval from the ICP Committee.

Beginning of Year – Step 2:  Determine Position and Related Components

The SBU ICP award will consist of five components:1) Sales/Profitability, 2) Cashflow from Operations, 3) Inventory Turns, 4) % New products/Market Sales and 5) Personal Objectives.

The TriMas Corporate ICP award will consist of five components:  1) Sales/Profitability, 2) Leverage/Liquidity, 3) Earnings per Share, 4) Return on Net Tangible Assets, and 5) Personal Objectives.

Beginning of Year – Step 3:  Determine the Corresponding Component Weighting

Each component of your ICP award has a “weighting” that indicates the component’s relative importance to your overall Plan award, as stated in the following chart:

Strategic Business Unit (SBU)		TriMas Corporate
Component	Weight Factor	Component	Weight Factor
Sales/Profitability	40%	Sales/Profitability	40%
Cashflow from Operations	20%	Leverage/Liquidity	15%
Inventory Turns	20%	Earnings Per Share	15%
New Products/Market Sales	5%	Return on Net Tangible Assets	10%
Personal Objectives	15%	Personal Objectives	20%

Beginning of Year –Step 4:  Determine Target Performance for the Year

The Plan’s financial targets are established through the annual business planning process.   Each fiscal year (the “Plan Year”), you will receive the target performance worksheet that outlines the Target Incentive Award centerpoint for each performance measure for the coming year.  The worksheet will also provide you with detail relating to the overachievement or underachievement of the various performance measures.

Beginning of Year – Step 5:  Set Your Individual Goals for the Year

Each Plan Year, you and your immediate supervisor will establish measurable performance goals that are consistent with organizational goals.  Your individual goals and objectives must be approved by the next higher level of management.  Each year, there may be a corporate-wide focus on some or all of the individual objectives.

ICP Steps – End of the Year

At the end of each Plan Year, ICP awards will be determined following these three steps:

End of Year – Step 1:  Determine Actual Performance Result

At the end of each Plan Year, performance is measured based on final fiscal year financial results.  The results achieved for each performance measure are compared to the Target Incentive Award centerpoints determined in the business planning process, while personal objective results are compared to the goals set at the beginning of the year (in each case, the results are called the “Performance Payment Factor”).

End of Year – Step 2:  Multiply by Component Weighting

After determining the applicable Performance Payment Factor for each award component based on the actual results achieved for each performance measure, each Performance Payment Factor is multiplied by the applicable component weighting as determined at the beginning of the year.

End of Year – Step 3:  Sum of Weighted Payment Factors Equals Actual Award

The third and final step to determine the actual ICP award is to sum the weighted Performance Payment Factors for each component, and to multiply this composite weighted performance payment factor by the Target Incentive Award amount to determine the actual ICP award that will be paid.

Additional Information

Discretion of Payments

The ICP Committee reserves the right to defer, increase/reduce or cancel any payments under the Plan at any time (including during the Plan Year) based on the best interests of TriMas and its shareholders, including, but not limited to, circumstances relating to: (1) individual performance; (2) TriMas’ overall consolidated financial performance: or (3) TriMas’ future performance objectives.

Prorated Awards

If you move between business units within the Plan Year, your award will be calculated on a pro-rata basis to reflect the time spent in each unit based on full year SBU results.  If you move into or out of an ICP eligible position, you will receive a prorated award based on your salary while in an eligible position.

Payment of Awards

Payment will be made no later than the March 15th after the prior Plan Year ended December 31st.

Termination of Employment

If you terminate employment prior to the end of the Plan Year due to death, retirement or disability, you will be eligible for a pro-rata share when awards are paid.  If you terminate for any other reasons prior to the plan payout, you forfeit your award for the Plan Year.

Administration

The ICP Committee will administer the Plan.  In the event of any conflict between authority granted to the ICP Committee and authority reserved to the TriMas Compensation Committee, the TriMas Compensation Committee prevails.

Future of the Plan

The ICP Committee reserves the right to amend, interpret or cancel this discretionary plan at any time based on the best interests of TriMas and its shareholders.  This Plan supersedes all prior documentation relating to the Annual Value Creation Plan (AVCP).

Questions

If you have questions about the Incentive Compensation Plan described here, or about any other aspect of your TriMas compensation program, contact your local Human Resources representative.

Note:  At no time is this plan to be considered an employment contract between the participants and TriMas or any of its subsidiaries.  It does not guarantee participants the right of continued employment.  It does not affect a participant’s right to leave TriMas or TriMas’ right to discharge a participant.

Appendix I – Definitions

SBU Component Performance Measures

Sales / Profitability – The recurring Operating Profit amount excluding non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments (“Recurring Operating Profit”), determined as a percentage of Net Sales.  Operating Profit is defined as earnings before interest, taxes and other income /expense, all as reported in TriMas’ OutlookSoft financial reporting system (the “Reporting System”).  For purposes of this computation, Net Sales is defined as net trade sales excluding all intercompany activity.

Cashflow from Operations –Cashflow from Operations is the sum of Recurring Operating Profit, plus / minus other income / expense, plus depreciation and amortization, plus / minus the change in working capital, and minus capital expenditures, all as reported in the Reporting System.

Inventory Turns – The number of Inventory Turns is computed based on the annual Cost of Sales amount as reported in the Reporting System divided by the arithmetic average of end of month Inventory, Net amounts (i.e., the sum of end of month inventory balances during the Plan year divided by 12).

% New Products / Markets Sales – The % New Products / Markets Sales is a computed amount based on the Net Sales amount for specifically identified new products or new markets divided by Net Sales for the SBU, each of which shall be agreed as part of the annual business planning process and as reported in the Reporting System (in the case of Net Sales) and as reported in an SBU’s subsidiary sales ledger (in the case of Net Sales for specifically identified new products or new markets, as the case may be).

Component Performance Measures

Sales / Profitability – The consolidated recurring Operating Profit amount excluding non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments,  determined as a percentage of consolidated Net Sales.  Operating Profit is defined as earnings before interest, taxes and other income /expense, all as reported in the Reporting System.  For purposes of this computation, Net Sales is defined as net trade sales excluding all intercompany activity.

Leverage / Liquidity – For each quarter within the Plan Year, the Average Leverage Cushion is derived as follows: (1) subtracting TriMas’ Actual Leverage Ratio, as computed each fiscal quarter end and reported to JPMorgan, from the Leverage Ratio covenant requirement for such quarter (as defined in TriMas’ Amended and Restated Credit Agreement dated August 2, 2006 and as may be amended from time to time) to determine the Leverage Cushion; and (2) adding the Leverage Cushion amounts computed for each quarter during the Plan Year  and dividing the sum by 4.

Earnings Per Share –Earnings Per Share is the earnings per share – diluted amount (from continuing operations), as reported in TriMas’ Reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects, and asset impairments.

Return on Net Tangible Assets – The Return on Net Tangible Assets % is a computed amount based on Recurring Operating Profit as defined herein divided by Total Operating Tangible Assets, each determined on a continuing operations basis.  Total Operating Tangible Assets is the sum of Total Shareholders’ Equity less Goodwill, Net, less Intangible Assets, Net (other than Goodwill, Net), less Other Adjustments, all as reported in the Reporting System.  For purposes of this computation, both the nature and amount of Other Adjustments shall be agreed as part of the annual business planning process and as to the actual reported amounts in the Reporting System or other agreed-to subsidiary ledger reporting process.